                                                                     EXHIBIT 2.2

HENNIGAN, BENNETT & DORMAN
BRUCE BENNETT (SBN 105430)
JAMES O. JOHNSTON (SBN 167330)
JOSHUA D. MORSE (SBN 211050)
601 South Figueroa Street, Suite 3300
Los Angeles, California 90017
Telephone: (213) 694-1200
Fax: (213) 694-1234

Reorganization Counsel for
Debtor and Debtor in Possession


                         UNITED STATES BANKRUPTCY COURT

                     FOR THE NORTHERN DISTRICT OF CALIFORNIA

                                SAN JOSE DIVISION

In re                                 )  Case No. 01-54143-JRG
                                      )
KOMAG, INCORPORATED, f/a/k/a HMT      )  Chapter 11
TECHNOLOGY CORPORATION,               )
a Delaware corporation,               )  FINDINGS OF FACT, CONCLUSIONS OF
                                      )  LAW, AND ORDER CONFIRMING THE
               Debtor.                )  DEBTOR'S FURTHER MODIFIED FIRST
                                      )  AMENDED PLAN OF REORGANIZATION,
                                      )  DATED MAY 7, 2002
                                      )
                                      )          Continued Confirmation Hearing
                                      )          ------------------------------
                                      )
                                      )  Date:   May 9, 2002
                                      )  Time:   11:00 a.m.
                                      )  Place:  Hon. James R. Grube
                                      )          280 South First Street
                                      )          Courtroom 3020
                                      )          San Jose, CA 95113-3099
                                      )
                                      )
---------------------------------------

        Komag, Incorporated, f/a/k/a HMT Technology Corporation, the debtor and debtor in possession herein (the "Debtor"), having filed and proposed the "Debtor's First Amended Plan Of Reorganization, Dated November 7, 2001" (the "Plan"); and

        This Court, after notice and a hearing, having approved a Disclosure Statement with respect to the Plan (the "Disclosure Statement") by an Order dated November 16, 2001 [docket # 246] (the "Disclosure Statement Order"), which Order also established and approved, among other things, procedures for the solicitation and tabulation of votes on the Plan, and deadlines for the casting of ballots and the filing of objections to confirmation of the Plan; and

        Objections, responses, and supporting pleadings regarding confirmation of the Plan having been filed by (a) the "Ad Hoc Committee of Bondholders" (the "Noteholders"); (b) State Street Bank and Trust Company of California, N.A., as indenture trustee (the "Indenture Trustee"); (c) the Office of the United States Trustee (the "UST"); (d) Magnetic Media Development, LLC ("MMD"); (e) the Official Committee of Unsecured Creditors (the "Committee"); (f) the Loan Restructure Agreement Lenders; and (g) Hoya Corporation; and cure payment claims having been filed by (g) Sobrato 1979 Revocable Trust and Sobrato Development Company #960 (together, "Sobrato"); (h) 2Wire, Inc. ("2Wire"); and (i) Lemelson Medical, Education & Research Foundation ("Lemelson"); and

        The Debtor having filed (a) the "Debtor's Brief In Support Of Confirmation Of Its First Amended Plan Of Reorganization, Dated November 7, 2001, And Reply To Objections To Confirmation" [docket # 403]; (b) the "Debtor's Reply To MMD's Objection To Confirmation Of Modified First Amended Plan Of Reorganization, Dated April 5, 2002; (c) the "Debtor's Reply Regarding Judicial Estoppel And The Reservation Of Rights Set Forth In Section 7.1(b) Of the Plan" [docket # 346]; (d) the "Declaration Of Edward H. Siegler In Support Of Confirmation Of Debtor's First Amended Plan Of Reorganization, Dated November 7, 2001" [docket # 401] and the "Supplemental Declaration Of Edward H. Siegler In Support Of Confirmation Of Debtor's Modified First Amended Plan Of Reorganization, Dated April 5, 2002" (collectively, the "Siegler Declarations");
(e) the "Declaration of Gary L. Diamond In Support Of Confirmation Of Debtor's First Amended Plan Of Reorganization, Dated November 7, 2001" [docket # 400] (the "Diamond Declaration"); (f) the "Declaration Of Ray J. Nicholson In Support Of Confirmation Of Debtor's First Amended Plan Of Reorganization, Dated November 7, 2001" [docket # 399] (the Nicholson Declaration"); (g) the "Submission Of `Plan Documents' Pursuant To The Debtor's First Amended Plan Of Reorganization, Dated November 7, 2001" [docket # 349]; and (h) the "Submission Of Modified And Additional `Plan Documents' Pursuant To The Debtor's Modified First Amended Plan Of Reorganization, Dated April 5, 2002"; and

        The Debtor having filed its "Motion For Order (A) Approving Non-Adverse Plan Modifications; (B) Determining That Resolicitation Of Votes On The Plan Is Not Necessary; And

(C) Authorizing The Change Of Votes By Certain Class 6 Creditors" [docket # 550] (the "Modification Motion"), which, inter alia, seeks approval of the modifications made to the Plan as reflected in the "Debtor's Modified First Amended Plan Of Reorganization, Dated April 5, 2002," which is attached as Exhibit A to the "Submission Of (A) Debtor's Modified First Amended Plan Of Reorganization, Dated April 5, 2002; And (B) Blacklined Version Reflecting Modifications To Debtor's First Amended Plan Of Reorganization, Dated November 7, 2001" [docket # 549]; and

        MMD having filed an Objection to the Modification Motion and the Debtor, the Committee, and the Loan Restructure Agreement Lenders having filed responses to MMD's Objection; and

        In response to and in full resolution of MMD's Objections to the Modification Motion and confirmation, the Debtor having filed additional modifications to the Plan, as reflected in the "Debtor's Further Modified First Amended Plan Of Reorganization, Dated May 7, 2002" (the "Modified Plan"), which is attached as Exhibit A to the "Submission Of (A) Debtor's Further Modified First Amended Plan Of Reorganization, Dated May 7, 2002; (B) Blacklined Version Reflecting Modifications To Debtor's Modified First Amended Plan Of Reorganization, Dated April 5, 2002; (C) Settlement Agreement With MMD; And (D) Revised Proposed Confirmation Order" (the "Submission"), and the compromise agreement among the Debtor and MMD which is attached as Exhibit C to the Submission (the "MMD Agreement"); and

        MMD having withdrawn its Objections to confirmation and to the Modification Motion and having requested that the Court authorize MMD to change its ballot to an acceptance of the Modified Plan; and

        This Court having entered the "Order (A) Scheduling Date For Hearing On Confirmation Of Debtor's Plan Of Reorganization, As Modified; (B) Re-Establishing Objection And Related Deadlines; And (C) Approving Notice Of Modified Plan" (the "Modified Plan Order") [docket # 556], by which the Court approved the form and scope of notice of the Modified Plan and scheduled a hearing regarding confirmation of the Modified Plan; and

        The cure payment claim filed by Sobrato having been withdrawn pursuant to the terms of the "Stipulation Regarding Settlement And Agreed Resolution Of
(I) Objection To Confirmation Of Plan By The Sobrato Entities; (II) First Amended Objection To Claim Number 362 (Filed By

Cupertino Electric, Inc.) And Complaint For Declaration That Attempted Perfection Of Mechanics' Lien Is Null, Void And Ineffective; (III) Claim Numbers 348 and 349 (Filed By The Sobrato Entities); And (IV) Claim Number 362 (Filed By Cupertino Electric, Inc.)" [docket # 581] (the "Sobrato Stipulation"); and

        The cure payment claim filed by Lemelson having been withdrawn pursuant to the terms of the "Stipulation Regarding Agreed Resolution Of Claim Number 354 (Filed By Lemelson Medical Education And Research Foundation LLP)" (the "Lemelson Stipulation"); and

        Status conferences regarding confirmation having been held on January 7 and January 10, 2002; and

        A hearing regarding confirmation of the Modified Plan and the Modification Motion having been held on May 9, 2002 (the "Confirmation Hearing"); and

        This Court having considered the evidence adduced and proffered and the arguments made at the Confirmation Hearing, along with the declarations, notices, briefs and other documents filed in connection with confirmation of the Modified Plan and the record in the above-captioned case; and

        After due deliberation and consideration of all of the foregoing, this Court hereby makes the following findings of fact and conclusions of law pursuant to Rule 7052 and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"). All of the following findings of fact shall constitute findings of fact even if stated as conclusions of law, and all of the following conclusions of law shall constitute conclusions of law even if stated as a finding of fact.

                     FINDINGS OF FACT AND CONCLUSIONS OF LAW

        A. Jurisdiction: This Court has jurisdiction pursuant 28 U.S.C. Sections 157(b) and 1334(a) over the Chapter 11 Case(1) and over entry of this Order. Matters regarding confirmation of the Modified Plan are core proceedings within the meaning of 28 U.S.C.Section 157(b). Venue of these


--------
(1) Capitalized terms not otherwise defined in this Order have the meanings ascribed to them in the Modified Plan.

proceedings and the Chapter 11 Case in this District is appropriate pursuant to 28 U.S.C. Section Section 1408 and 1409.

        B. Notice: As established by the declarations of service and publication filed with respect to confirmation of the Plan [docket ## 256-263 and 404], due, timely, sufficient and adequate notice of the Plan, together with the deadlines for voting on and filing objections to the Plan, has been given to all known holders of Claims and/or Equity Interests and other parties in interest in accordance with the rules and procedures established by the Disclosure Statement Order, title 11 of the United States Code (the "Bankruptcy Code"), the Bankruptcy Rules, the Bankruptcy Local Rules of the United States District Court for the Northern District of California (the "Local Rules"), and all other applicable laws, rules and regulations.

        By filing and serving the "Notice Of Modifications Of Debtor's First Amended Plan Of Reorganization; Of Hearing On Confirmation Of the Debtor's Modified [Plan]; And Of Deadlines For Objections" on April 8, 2002 [docket # 555], due, timely, sufficient and adequate notice of the Modified Plan and the continued Confirmation Hearing, together with the deadlines for filing objections to the Modified Plan, also has been given in accordance with the rules and procedures established by the Modified Plan Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable laws, rules and regulations.

        C. Solicitation: The solicitation by the Debtor and its professionals of votes accepting or rejecting the Plan was conducted in good faith and in compliance with the Disclosure Statement Order, sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, and all other applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and other applicable laws, rules and regulations.

        D. Modifications: The modifications to the Plan proposed by the Debtor as set forth in the Modified Plan do not adversely change the treatment of the Claims of any creditor, the Equity Interests of any holder of Equity Interests, or any Class of creditors or Equity Interests that has not accepted the Modified Plan in writing. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Modified Plan is deemed accepted by all holders of Claims and Equity

Interests who previously have accepted the Plan, and resolicitation of votes on the Modified Plan is not necessary or appropriate under the circumstances.

        E. Ballot Tabulation: As evidenced by the "Declaration Of Lawrence Merrifield Certifying The Acceptances And Rejections Of The Debtor's First Amended Plan Of Reorganization, Dated November 7, 2001" [docket # 402] (the "Ballot Tabulation Declaration"), the procedures by which Ballots on the Plan were distributed to holders of Claims and Equity Interests and were tabulated were fair and properly conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable laws, rules and regulations.

        F. Class 6 Acceptance of Modified Plan: Pursuant to Bankruptcy Rule 3018(a) and by the Modification Motion and the certifications attached thereto, the following holders of Class 6 Claims, which previously voted to reject the Plan, have changed their votes to accept the Modified Plan: Camden Asset Management LP (on behalf of several claimants), Creedon Capital LLP, WM High Yield Fund, SunAmerica High Yield Fund, SC Fundamental Value Fund LP, SC Fundamental Value BVI, Ltd., JMG Capital Partners, L.P., JMG Triton Offshore Fund, Ltd. and Staro Asset Management LLC (collectively, the "Accepting Noteholders"). Cause exists for the Accepting Noteholders to change their votes because such change is not improperly motivated and is the result of arms' length compromise negotiations among the Debtor, the Accepting Noteholders, and other parties in interest. With the acceptances of the Accepting Noteholders, Class 6 has accepted the Modified Plan within the meaning of section 1126 of the Bankruptcy Code.

        G. Class 10 Acceptance of Modified Plan: As reflected in its withdrawal of its Objections to confirmation and on the record at the Confirmation Hearing, MMD has changed its prior rejection of the Plan to an acceptance of the Modified Plan. Pursuant to Bankruptcy Rule 3018(a), cause exists for MMD to change its vote because such change is not improperly motivated and is the result of arms' length compromise negotiations among the Debtor, MMD, and other parties in interest. With the acceptance of MMD, Class 10 has accepted the Modified Plan within the meaning of section 1126 of the Bankruptcy Code.

        H. Objections: The objections to the Plan filed by the Noteholders, the Indenture Trustee, and MMD have been withdrawn. The cure payment claims filed by Sobrato, 2Wire, and Lemelson have been resolved as set forth in the Sobrato Stipulation and the Lemelson Stipulation and on the record at the Confirmation Hearing. Any and all other Objections are overruled for the reasons set forth in this Order and on the record at the Confirmation Hearing.

        I. Section 1129(a)(1): As required by section 1129(a)(1) of the Bankruptcy Code, the Modified Plan complies with all applicable provisions of the Bankruptcy Code. Among other things:

               1. The classification of Claims and Equity Interests under the Modified Plan is reasonable, not discriminatory, and consistent with section 1122(a) of the Bankruptcy Code. Among other things, classification of the MMD Claim into Class 10 is appropriate, is not the product of an attempt by the Debtor to "gerrymander" an affirmative vote on the Modified Plan, and is supported by legitimate business and economic justifications, including the need to distribute different types of property to different classes of claims under the Plan in furtherance of a consensual reorganization and the fact that the MMD Claim is asserted in an amount that is more than double the estimated total amount of all claims classified into Class 7.

               2. The inclusion of a convenience class (Class 8) encompassing holders of Allowed Unsecured Claims in an amount of $10,000 or less (along with Allowed Unsecured Claims for which claimants have elected on their Ballots to reduce the Allowed amount of such Claims to $10,000) is reasonable and necessary for administrative convenience.

               3. As required by and in compliance with sections 1123(a)(1),
        (a)(2) and (a)(3) of the Bankruptcy Code, the Modified Plan (a) identifies the Classes of Claims and Equity Interests; (b) specifies the Classes of Claims and Equity Interests that are not impaired under the Modified Plan as well as those that are impaired under the Modified Plan; and (c) specifies the treatment of each Class of Claims and Equity Interests under the Modified Plan.

               4. As required by and in compliance with section 1123(a)(4) of the Bankruptcy Code, the Modified Plan provides the same treatment for each Claim or Equity Interest in a particular Class.

               5. As required by and in compliance with section 1123(a)(5) of the Bankruptcy Code, the Modified Plan provides adequate means for its execution and implementation including, but not limited to (a) the revesting of all assets and property of the Estate in the Reorganized Debtor, which will be operated and managed by the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers in accordance with applicable non-bankruptcy law; (b) the amendment of the Debtor's certificate of incorporation and bylaws; (c) the issuance of the New Common Stock, the New Notes, the New Subordinated PIK Notes, and the New Warrants for distribution in accordance with the Modified Plan; (d) the cancellation of existing liens, securities and instruments as set forth in the Modified Plan; and (e) the availability of the Exit Financing Facility to provide liquidity for future operations.

               6. As required by and in compliance with section 1123(a)(6) of the Bankruptcy Code, the Amended and Restated Articles of Incorporation of the Reorganized Debtor prohibit the issuance of nonvoting equity securities and otherwise comply with section 1123(a)(6).

               7. As required by and in compliance with section 1123(a)(7) of the Bankruptcy Code, the manner of selection of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers and any successors thereto, as set forth in the Amended and Restated Articles of Incorporation of the Reorganized Debtor, is consistent with the interests of holders of Claims and Equity Interests and public policy.

        J. Section 1129(a)(2): As required by section 1129(a)(2) of the Bankruptcy Code, the Debtor, as the proponent of the Modified Plan, has complied with all of the applicable provisions of the Bankruptcy Code, including all applicable provisions regarding disclosure and solicitation with respect to the Plan.

        K. Section 1129(a)(3): As required by section 1129(a)(3) of the Bankruptcy Code, the Debtor has proposed the Modified Plan in good faith and not by any means forbidden by law. The Debtor has proposed the Modified Plan with the legitimate and honest purpose of adjusting the Debtor's debts, reorganizing the Debtor's business, and maximizing the returns to parties in interest in the Chapter 11 Case, while preserving jobs and a valuable international economic enterprise. The good faith of the Debtor was established through the evidence adduced and proffered, including the Siegler Declarations, the Diamond Declaration, and the Nicholson Declaration. Among other things:

               1. The Modified Plan is the product of good-faith, arms'-length negotiations among the Debtor, the Committee, the Noteholders, the Loan Restructure Agreement Lenders, the Indenture Trustee, ICX Corporation, MMD, and other parties in interest.

               2. The Modified Plan is proposed by the Debtor and supported by the Committee and other parties in interest, including holders of over $400 million in Claims against the Debtor.

               3. The fact that the Debtor has modified the Plan is not evidence of bad faith. To the contrary, the modifications to the Plan set forth in the Modified Plan are evidence of the Debtor's good faith and desire to address the concerns of parties in interest in the Chapter 11 Case.

               4. The Committee's support of the Modified Plan, as well as the acceptance of the Modified Plan by creditors with Claims classified into all Classes of Unsecured Claims evidences the informed decision of creditors that the Modified Plan is in their best interest and maximizes the distributions available to them.

        L. Section 1129(a)(4): As required by section 1129(a)(4) of the Bankruptcy Code, all payments made or to be made by the Debtor for services or for costs and expenses in connection with the Chapter 11 Case, or in connection with the Modified Plan and incident to the Chapter 11 Case, have been approved by this Court or are subject under the Modified Plan to the approval by this Court as reasonable. In connection therewith, the payments to be made to professionals employed by the Loan Restructure Agreement Lenders, the Indenture Trustee, and the Noteholders pursuant to Sections 4.3 and 4.6 of the Modified Plan are reasonable and appropriate under the circumstances and shall be paid by the Reorganized Debtor in the amounts provided for in the Modified Plan.

        M. Section 1129(a)(5): As required by section 1129(a)(5)(A) of the Bankruptcy Code, the Debtor has disclosed the identity, affiliation and proposed compensation of the persons proposed to continue in service as directors and officers of the Reorganized Debtor. The appointment to, or continuance in, office of such individuals is consistent with the interests of creditors and equity security holders and with public policy. Pursuant to the Statement of Reorganized Debtor Directors/Officers, the Debtor has also disclosed the identity of all insiders that will be employed or retained by the Reorganized Debtor under the Modified Plan and the nature of any compensation of such insiders.

        N. Section 1129(a)(6): The requirements of section 1129(a)(6) are not applicable because the Debtor is not subject to any governmental regulatory commission regarding rates.

        O. Section 1129(a)(7): As required by section 1129(a)(7) of the Bankruptcy Code, and as established by the Diamond Declaration, with respect to each impaired Class of Claims under the Modified Plan, each holder of a Claim of each such Class has accepted the Modified Plan, or will receive or retain under the Modified Plan on account of such Claim property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on such date.

        P. Section 1129(a)(8) and Section 1129(b): As indicated by the Ballot Tabulation Declaration and the Modification Motion and certifications attached thereto, and as established on the record at the Confirmation Hearing, impaired Classes 1, 2, 3, 4-A, 4-B, 5, 6, 7, 8, and 10 have voted to accept the Modified Plan and accordingly, the requirements of section 1129(a)(8) of the Bankruptcy Code have been met with respect to each such Class. Although impaired Class 9 has voted to reject the Plan, the Debtor has requested that the Court confirm the Modified Plan under section 1129(b) of the Bankruptcy Code as to such Class. As set forth in Paragraph U, below, the requirements of section 1129(b) are satisfied with respect to Class 9.

        Q. Section 1129(a)(9): In satisfaction of section 1129(a)(9)(A) of the Bankruptcy Code, the Modified Plan provides for the payment in full of Allowed Administrative Expense Claims and Allowed Priority Claims on or as soon as practicable after the later of the Effective Date of the Plan and the date on which any such Administrative Expense Claim and Allowed Priority Claim becomes an Allowed Claim. In satisfaction of section 1129(a)(9)(C) of the Bankruptcy Code, the Modified Plan specifies that the Reorganized Debtor shall provide to each holder of an Allowed Priority Tax Claim, in full satisfaction, release and discharge of such Claim, Cash payments in up to twelve (12) equal installments made over a period not to exceed six (6) years from the date of assessment of such Allowed Priority Tax Claim, commencing within six (6) months after the Effective Date (or, if such Claim has not become an Allowed Priority Tax Claim by that time, as soon as practicable after the date of allowance of the Claim), in an amount equal to the amount of the Allowed Priority Tax Claim together with interest at the Plan Rate accruing from the Effective Date.

        R. Section 1129(a)(10): As required by Section 1129(a)(10) of the Bankruptcy Code, at least one impaired Class of Claims has accepted the Plan, determined without including any acceptance of the Modified Plan by any insider.

        S. Section 1129(a)(11): As required by section 1129(a)(11) of the Bankruptcy Code, and as established by the Siegler Declarations, confirmation of the Modified Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtor or any successor to the Debtor under the Modified Plan.

        T. Section 1129(a)(12): The requirements of section 1129(a)(12) of the Bankruptcy Code are satisfied because the Debtor is current with respect to its payments of the fees imposed by 28 U.S.C. Section 1930, and because the Modified Plan expressly provides for the payment of all such fees.

        U. Section 1129(a)(13): The requirements of section 1129(a)(13) of the Bankruptcy Code are inapplicable because the Debtor provides no benefits of the type that are subject to that section.

        V. Section 1129(b): The requirements of section 1129(b) of the Bankruptcy Code are satisfied with respect to Class 9 because, among other things, the Modified Plan does not discriminate unfairly and is fair and equitable with respect to Class 9. The Modified Plan is fair and equitable with respect to Class 9 because the Modified Plan strictly adheres to the absolute priority rule and no class junior to Class 9 is to receive or retain any property or distributions under the Modified Plan.

        W. Section 1125(e). The Debtor and its employees and professionals solicited acceptances and rejections of the Plan and the Modified Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and such persons therefore are entitled to the protections of section 1125(e) of the Bankruptcy Code and are not liable on account of such solicitation for violation of any applicable law, rule, or regulation governing solicitation of acceptance or rejection of a plan or the offer, issuance, sale or purchase of securities.

        X. Section 1145: The offer, sale, and issuance of the New Securities (except with respect to New Common Stock to be issued to employees pursuant to the Employee Retention Plan) under the Modified Plan, as well as the offer, sale, and issuance of the New Common Stock upon exercise of the New Warrants, are exempt from section 5 of the Securities Act of 1933, as amended, and from any other registration requirements under federal or state securities laws pursuant to section 1145 of the Bankruptcy Code, because (1) the New Securities will be offered, sold, and issued by the Reorganized Debtor in exchange for Claims against the Debtor; and (2) the New Common Stock offered, sold, and issued upon exercise of the New Warrants will be offered, sold, and issued only pursuant to the New Warrants, which were offered, sold, and issued in exchange for Claims against the Debtor.

        Y. Section 365: By the Siegler Declarations, the Debtor and the Reorganized Debtor have provided "adequate assurance of future performance" within the meaning of section 365(b)(1)(C) of the Bankruptcy Code under each of the executory contracts or unexpired leases to be assumed pursuant to section
6.1 of the Modified Plan.

        Z. Settlements: All settlements and compromises provided for in or in connection with the Modified Plan, including the MMD Agreement and the treatment of the MMD Claim under the Modified Plan and the compromises with the Noteholders and the Indenture Trustee and the treatment of the Subordinated Notes Claims under the Modified Plan, were negotiated at arms' length and in good faith, represent an exchange of fair value among the respective parties thereto, and are fair, equitable, reasonable, and in the best interests of the Debtor, the Estate, and all creditors in satisfaction of the standards of Bankruptcy Rule 9019 and applicable law, including In re A & C Properties, 784 F.2d 1377 (9th Cir. 1986).

        AA. Other Requirements: The Modified Plan satisfies the requirements of section 1129(c) of the Bankruptcy Code because no other plan has been confirmed in the Chapter 11 Case. The Modified Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code because the principal purpose of the Modified Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933.

        NOW, THEREFORE, IT HEREBY IS ORDERED, ADJUDGED, AND DECREED THAT:

                        APPROVAL OF MODIFICATION MOTION

        1. The Modification Motion is hereby granted in its entirety. The modifications to the Plan as set forth in the Modified Plan and explained in the Modification Motion do not adversely change the treatment of the Claims of any creditor, the Equity Interests of any holder of Equity Interests, or any Class of creditors or Equity Interests who has not accepted the Modified Plan in writing and are therefore deemed accepted by all interested parties who have timely voted to accept the Plan. Under Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or resolicitation of acceptances or rejections of the Modified Plan under section 1126 of the Bankruptcy Code.

                        CONFIRMATION OF THE MODIFIED PLAN

        2. The Modified Plan, in the form attached to this Order as Exhibit A, hereby is confirmed pursuant to section 1129 of the Bankruptcy Code (except that, as set forth on the record at the Confirmation Hearing, Section 7.1(b) of the Modified Plan is altered as set forth in this Order, and Section 10.5 of the Modified Plan is not deleted from the Modified Plan). To the extent possible, the Modified Plan and this Order shall be interpreted to be consistent; to the extent that there is any inconsistency between the Modified Plan and this Order, the terms of this Order shall control.

        3. For the reasons set forth on the record at the Confirmation Hearing and in this Order, each and every objection to confirmation of the Modified Plan, to the extent not withdrawn or resolved pursuant to the terms of this Confirmation Order and/or to the Modified Plan, hereby is overruled.

        4. Except as expressly otherwise provided in the Modified Plan or this Order, pursuant to section 1141(d) of the Bankruptcy Code, on the Effective Date, the Debtor hereby is discharged from any debt that arose prior to the Effective Date, and from any debt of a kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not (a) a proof of claim based on such debt is filed or deemed filed; (b) such claim or debt is allowed under section 502 of the Bankruptcy Code; (c) the holder of such claim or debt has accepted the Modified Plan; or (d) such claim or debt is listed in the Debtor's Schedules.

        5. Except as expressly provided otherwise in the Modified Plan or this Order, title to all assets and property of the Estate, including without limitation the Debtor's ownership interests in the Subsidiaries and all Rights of Action, shall vest in the Reorganized Debtor in accordance with section 1141 of the Bankruptcy Code, free and clear of all Claims, Liens, and Equity Interests.

        6. Except as expressly provided otherwise in the Modified Plan or this Order, the Debtor on behalf of itself and the Reorganized Debtor has retained and reserved all rights to commence or pursue, as appropriate, any and all Rights of Action, whether arising prior to or after the Petition Date, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in the Chapter 11 Case. The failure to identify in the Disclosure Statement any potential or existing Right of Action generally or specifically does not limit the rights of the Debtor or the Reorganization Debtor to pursue any such action. Unless a Right of Action is expressly waived, relinquished, released, compromised or settled in the Modified Plan, the Debtor on behalf of itself and the Reorganized Debtor expressly reserves all Rights of Action for later adjudication and, as a result, no preclusion doctrine, including without limitation the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Rights of Action as a result of confirmation of the Modified Plan. In addition, the Debtor on behalf of itself and the Reorganized Debtor expressly reserves the right to pursue or adopt against any other entity any claims alleged in any lawsuit in which the Debtor is a defendant or an interested party.

        7. The provisions in Articles VIII and IX of the Modified Plan governing distributions, reserves and the procedures for resolving and treating Disputed Claims under the Modified Plan are hereby approved and found to be fair and reasonable.

        8. On the Effective Date, the transfers of assets by the Debtor contemplated by the Modified Plan shall (a) be legal, valid and effective transfers of property; (b) vest or will vest in the transferee good title to such property free and clear of all Claims, Liens and Equity Interests, except those provided for in the Modified Plan or this Order; (c) do not or will not constitute fraudulent transfers or fraudulent conveyances under any applicable law; and (d) do not and will not subject the Debtor, Reorganized Debtor or property so transferred to any liability by reason of such transfer under applicable law or any theory of law including, without limitation, any theory of successor or transferee liability. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of the New Securities under the Modified Plan, the creation of any mortgage, deed of trust, or other security interest (in respect of the Exit Financing Facility, the New Notes, the New Subordinated PIK Notes or otherwise), the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Modified Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

        9. Each holder of an Unsecured Claim classified into Class 7 under the Modified Plan who elected on a Ballot to opt into Class 8 under the Modified Plan shall be deemed irrevocably to have reduced to $10,000 the aggregate amount of the Unsecured Claim with respect to which the Ballot was cast, to have waived any and all rights to treatment of such Claim under Class 7 of the Modified Plan, and to have elected treatment of such Claim under Class 8 of the Modified Plan. Each holder of an Unsecured Claim classified into Class 8 under the Modified Plan who elected on a Ballot to opt out of Class 8 under the Modified Plan shall be deemed irrevocably to have waived any and all rights to treatment of the Unsecured Claim with respect to which the Ballot was cast under Class 8 of the Modified Plan, and to have elected treatment of such Claim under Class 7 of the Modified Plan.

                   RELEASES, EXCULPATIONS, AND INDEMNIFICATION

        10. The rights afforded in the Modified Plan and the treatment of all holders of Claims or Equity Interests as provided therein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever arising on or before the Effective Date, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, whether against the Debtor (including as debtor in possession), the Estate, or any of their properties, assets or interests in property. Except as otherwise provided therein, upon the Effective Date, all Claims and Liens against and Equity Interests in the Debtor (including as debtor in possession) shall be and shall be deemed to be satisfied, discharged and released in full. All entities shall be precluded from asserting against the Debtor (including as debtor in possession) and the Estate and their successors or assigns, including without limitation the Reorganized Debtor, or their respective assets, properties or interests in property, any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

        11. Except as otherwise expressly provided in the Modified Plan, all entities who have held, hold or may hold pre-Effective Date Claims or pre-Effective Date Equity Interests are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such pre-Effective Date Claim or pre-Effective Date Equity Interest against the Debtor, the Estate, or the Reorganized Debtor; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree or order against the Debtor, the Estate, or the Reorganized Debtor with respect to such pre-Effective Date Claims or pre-Effective Date Equity Interests; (c) creating, perfecting, or enforcing any Lien or encumbrance of any kind against the Debtor, the Estate, or the Reorganized Debtor or against the property or interests in property of the Debtor, the Estate, or the Reorganized

Debtor; and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due to the Debtor, the Estate, or the Reorganized Debtor or against the property or interests in property of the Debtor, the Estate, or the Reorganized Debtor, with respect to any such pre-Effective Date Claim or pre-Effective Date Equity Interest, except as otherwise permitted by section 553 of the Bankruptcy Code.

        12. On the Effective Date, all promissory notes, indentures, share certificates, options, warrants, and other instruments evidencing any Claim or Equity Interest (including without limitation the Loan Restructure Agreement, the Convertible Notes, the Western Digital Note, the Subordinated Notes, the Subordinated Notes Indenture, and the Equity Interests) shall be deemed cancelled and null and void without further act or action under any applicable agreement, law, regulation, order, or rule, and the obligations of the Debtor under the agreements and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged. Upon the Effective Date, any and all asserted claims, counterclaims, demands, defenses, rights, actions or causes of action that arise out of or relate to the Loan Restructure Agreement, the Western Digital Note, the Convertible Notes, the Subordinated Notes, or the Subordinated Notes Indenture between or among holders of claims under such instruments, including but not limited to claims, counterclaims, demands, defenses, rights, actions or causes of action for contractual or equitable subordination, seeking recovery of a fraudulent conveyance, or challenging the corporate merger of Komag, Incorporated and HMT Technology Corporation, shall and shall be deemed to be resolved for all purposes by the Modified Plan and satisfied in full by the treatment of Claims under the Modified Plan and the rights and distributions provided in the Modified Plan.

        13. [intentionally deleted]

        14. As of the Effective Date, all non-Debtor entities are permanently enjoined from commencing or continuing in any manner any action or proceeding, whether directly, derivatively, on account of or respecting, any claim, debt, right or cause of action of the Debtor or the Reorganized Debtor (including the Rights of Action) which the Debtor or the Reorganized Debtor, as the case may be, retains authority to pursue in accordance with Section 7.1 of the Modified Plan.

        15. Unless otherwise provided in the Modified Plan or this Order, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

        16. Pursuant to section 1123(b)(2) of the Bankruptcy Code and Section
6.1 of the Modified Plan, any executory contracts or unexpired leases that (a) are not identified on the Schedule of Rejected Agreements; (b) have not expired by their own terms on or prior to the Effective Date; (c) have not been assumed, assumed and assigned, or rejected with the approval of this Court as of the Effective Date; and (d) are not the subject of a motion for rejection pending as of the Effective Date, shall be and are hereby deemed to have been assumed by the Reorganized Debtor effective as of the Effective Date. Subject to the occurrence of the Effective Date, entry of this Order hereby approves and authorizes the assumption of such executory contracts and unexpired leases pursuant to section 365(a) of the Bankruptcy Code and constitutes a finding by this Court that each such assumption is in the best interest of the Debtor, the Estate, and all parties in interest in the Chapter 11 Case.

        17. Any executory contracts or unexpired leases of the Debtor identified on the Schedule of Rejected Agreements or in any motion for rejection pending as of the Effective Date shall be deemed to have been rejected by the Debtor as of the Effective Date. The Modified Plan is hereby deemed to constitute a motion to reject such executory contracts and unexpired leases, and the Reorganized Debtor shall have no liability under such executory contracts and unexpired leases except as otherwise specifically provided in the Modified Plan. Subject to the occurrence of the Effective Date, entry of this Order hereby approves and authorizes the rejection of such executory contracts and unexpired leases pursuant to section 365(a) of the Bankruptcy Code and constitutes a finding by the this Court that each such rejection is in the best interest of the Debtor and the Estate.

        18. On the Effective Date, the Reorganized Debtor shall pay the following amounts as cure payment claims pursuant to section 365 of the Bankruptcy Code: (a) $82,498.41 to Sobrato pursuant to the terms of the Sobrato Stipulation; (b) $85,050 to Lemelson pursuant to the terms of the Lemelson Stipulation; and (c) $28,870.96 to 2Wire pursuant to its cure payment claim filed in this Chapter 11 Case. As no other cure payment claims having been filed at or prior to the Confirmation Hearing, no other amounts exist that need to be paid under Section 365(b) of the Bankruptcy Code in order to assume the executory contracts and unexpired leases pursuant to Section 6.1 of the Modified Plan.

        19. All of the Debtor's right, title and interest in any contracts, leases or agreements entered into by the Debtor after the Petition Date, and/or not subject to assumption or rejection under Bankruptcy Code section 365, shall revest in the Reorganized Debtor, without further action.

                           AUTHORITY TO IMPLEMENT PLAN

        20. On the Effective Date, all actions contemplated by the Modified Plan and the Plan Documents are hereby authorized and approved in all respects, in each case without further action under applicable law, regulation, order, or rule or by the stockholders of the Debtor or the Reorganized Debtor, including without limitation (a) the adoption of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws; (b) the designation of members of the Reorganized Debtor Board of Directors and the Reorganized Debtor Officers;
(c) the cancellation of all Equity Interests; (d) the authorization and issuance of the New Securities; (e) the adoption and implementation of the Employee Retention Plan; (f) the execution and delivery of, and the performance under, each of the other Plan Documents and all documents and agreements contemplated by or relating to any of the foregoing, including the Exit Financing Facility; and (g) the execution and delivery of the MMD Agreement.

        21. On the Effective Date, the Reorganized Debtor shall issue, without need for registration pursuant to section 1145 of the Bankruptcy Code, the New Common Stock, the New Notes, the New Subordinated PIK Notes, and the New Warrants for distribution in accordance with the Modified Plan. When so issued, all shares of New Common Stock shall be deemed validly issued, fully paid, and non assessable.

        22. The offering, issuance, sale, and distribution by the Reorganized Debtor of the New Securities (except with respect to new Common Stock to be issued to employees pursuant to the Employee Retention Plan) in accordance with the Modified Plan, as well as the offering, issuance, sale, and distribution of the New Common Stock upon exercise of the New Warrants, hereby is found to be exempt from the provisions of section 5 of the Securities act of 1933, as amended, and any state or local law requiring registration for the offer, issuance, distribution or sale of a security by reason of section 1145(a) of the Bankruptcy Code. The New Securities (except with respect to New Common Stock to be issued to employees pursuant to the Employee Retention Plan) will be freely tradable by the recipients thereof subject only to the provisions of Section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in Section 2(11) of the Securities Act of 1933, as amended, and in compliance with any applicable rules and regulations of the Securities Exchange Commission.

        23. In accordance with section 1142 of the Bankruptcy Code, the Debtor, the Reorganized Debtor and any other person designated pursuant to the Modified Plan (including without limitation the New Notes Trustee, the New Subordinated PIK Notes Trustee, and the Subordinated Notes Trustee) is authorized, empowered and directed to execute, deliver, acknowledge, adopt, ratify, certify, file and record any document (including, without limitation, all documents, agreements and instruments described in Paragraph 20 above), and to take any other action necessary or appropriate to implement, consummate and otherwise effect the Modified Plan in accordance with its terms in all material respects, whereupon such documents, agreements, and instruments (including without limitation all terms and provisions of the Modified Plan, the New Notes, the New Notes Indenture, the New Subordinated PIK Notes, and the New Subordinated PIK Notes Indenture pertaining to the payment of the principal and interest on the New Notes and the New Subordinated PIK Notes) shall be legal, valid, and binding obligations of the Reorganized Debtor and the other parties thereto and enforceable in accordance with their terms notwithstanding any applicable law to the contrary.

        24. No party in interest shall be required to file or record financing statements, mortgages, notices of lien or similar instruments in any jurisdiction or take any other action in order to validate and perfect the security interests and liens granted to it pursuant to the Modified Plan or the Plan Documents. If a party in interest shall, in its sole discretion, choose to file such financing statements, mortgages, notices of lien or similar instruments or otherwise confirm perfection of such security interests and liens, all such documents shall be deemed to have been filed or recorded at the time and on the date of entry of this Order.

        25. All persons holding Claims against and Equity Interests in the Debtor that are dealt with under the Modified Plan are hereby directed to execute, deliver, file and record any document, and to take any action necessary or appropriate to implement, consummate and otherwise effect the Modified Plan in accordance with its terms in all material respects, and all such persons shall be bound by the terms and provisions of all documents executed and delivered by them in connection with the Modified Plan.

                              DEADLINES AND CLAIMS

26.     Deadlines For Administrative Expense Claims:

               a. Administrative Expense Claims: All requests for payment or any other means of preserving and obtaining payment of Administrative Claims that have not been paid, released, or otherwise settled, including all requests for payment of Professional Claims but excluding requests for Administrative Tax Claims and Ordinary Course Administrative Claims, must be filed with this Court and served upon the Reorganized Debtor and the UST no later than thirty (30) days after the date on which the Notice of Effective Date is mailed. Requests for payment of an Administrative Claim other than an Administrative Tax Claim or an Ordinary Course Administrative Claim that is not timely filed by such date will be forever barred, and holders of such Claims will be barred from asserting such Claims in any manner against the Debtor, the Estate, or the Reorganized Debtor.

               b. Administrative Tax Claims: All requests for payment or any other means of preserving and obtaining payment of Administrative Tax Claims that have not been paid, released, or otherwise settled must be filed with this Court and served upon the Reorganized Debtor and the UST on or before the later of (a) thirty (30) days after the date on which the Notice of Effective Date is mailed; and (b) one hundred and twenty
        (120) days after the filing of the tax return for such taxes with the applicable governmental unit. Any request for payment of an Administrative Tax Claim that is not timely filed as set forth above will be forever barred, and holders of such Claims will be barred from asserting such Claims in any manner against the Debtor, the Estate, or the Reorganized Debtor.

        27. Deadline For Rejection Damage Claims: Proofs of Claims arising from the rejection of executory contracts or unexpired leases pursuant to Section 6.3 of the Modified Plan must be filed with this Court and served on the Reorganized Debtor no later than thirty (30) days after the date on which the Notice of Effective Date is mailed. Any Claim for which a proof of Claim is not filed and served within such time will be forever barred and shall not be enforceable against the Debtor or its Estate, assets, properties, or interests in property, or against the Reorganized Debtor or its estate, assets, properties, or interests in property. Unless otherwise ordered by this Court, all such Claims that are timely filed as provided herein shall be treated as General Unsecured Claims and be classified into Class 7 or Class 8, as appropriate.

        28. Deadlines For Objection To Claims: The Reorganized Debtor shall have the right to object to the allowance of Claims or Equity Interests filed with this Court with respect to which liability or allowance is disputed in whole or in part. Unless otherwise ordered by this Court, the Reorganized Debtor shall file and serve any such objections to Claims or Equity Interests by not later than one hundred and eighty (180) days after the Effective Date (or, in the case of Claims lawfully filed after the Effective Date, by not later than one hundred and eighty (180) days after the date of filing of such Claims).

                      EXIT FINANCING FACILITY AND NEW NOTES

        29. Notwithstanding any term or condition of the Modified Plan or this Order to the contrary, the obligations and duties of the Reorganized Debtor, and the rights, liens, security interest, claims and remedies of the lenders party to any of the Exit Financing Facility Documents against the Reorganized Debtor and the property of either, arising under, in connection with, or with respect to the Exit Financing Facility Documents, the New Notes and the New Notes Indenture, and the New Subordinated PIK Notes and the New Subordinated PIK Notes Indenture, shall be unaffected, unaltered and unimpaired by the Modified Plan and this Order and shall instead be determined exclusively by the terms of such documents and by applicable non-bankruptcy law.

                                  MISCELLANEOUS

        30. On or before ten (10) Business Days after the Effective Date, the Reorganized Debtor or its agent shall mail or cause to be mailed to all holders of record of Claims and Equity Interests a Notice that informs such holders of
(a) entry of this Confirmation Order; (b) the occurrence of the Effective Date;
(c) the assumption and rejection of the Debtor's executory contracts and unexpired leases pursuant to the Modified Plan, as well as the deadline for the filing of Claims arising from such rejection; (d) the deadline established under the Modified Plan for the filing of Administrative Claims; (e) the procedures for changing an address of record pursuant to Section 8.2 of the Modified Plan; and (f) such other matters as the Reorganized Debtor deems to be appropriate. Such Notice shall constitute due and sufficient notice of all of such matters in compliance with Bankruptcy Rule 2002(f).

        31. Notwithstanding the entry of this Order or the occurrence of the Effective Date, this Court will retain jurisdiction of the Chapter 11 Case and all matters arising in, or related to, the Chapter 11 Case (but not matters related to the Exit Financing Facility) as provided for in the Modified Plan and in this Order, and to the fullest extent permitted by law, including sections 1127 and 1142 of the Bankruptcy Code, including without limitation jurisdiction over all of the matters set forth in Section XI of the Modified Plan.

        32. The failure to reference or discuss any particular provision of the Modified Plan in this Order shall not have any effect on the validity, binding effect and enforceability of such provision, and such provision shall have the same validity, binding effect and enforceability as every other provision of the Modified Plan.

        33. On the Effective Date, the Committee shall be released and discharged of and from all further authority, duties, responsibilities and obligations relating to and arising from and in connection with the Chapter 11 Case and the Committee shall be deemed dissolved and its appointment terminated. The professionals retained by the Committee and the members thereof shall not be entitled to compensation or reimbursement of expenses for any services rendered or expenses incurred after the Effective Date, except for services rendered and expenses incurred in connection with any applications by such professionals or committee members for allowance of Professional Claims timely filed after the Effective Date as provided in the Modified Plan.

        34. The provisions of the Modified Plan and this Order shall be, and hereby now are and forever afterwards will be, binding on the Debtor, the Committee, all holders of Claims and Equity Interests (whether or not impaired under the Modified Plan and whether or not, if impaired, such entities accepted the Modified Plan), any other party in interest, any other party making an appearance in the Chapter 11 Case, and any other person or entity affected thereby, as well as their respective heirs, predecessors, successors, assigns, trustees, subsidiaries, affiliates, officers, directors, agents, employees, representatives, attorneys, beneficiaries, guardians, and similar officers, or any Person claiming through or in the right of any such persons or entities.

DATED:  _______________________


                                        ________________________________________
                                        HONORABLE JAMES R. GRUBE
                                        UNITED STATES BANKRUPTCY JUDGE